RESTATED CERTIFICATE OF INCORPORATION OF

HOOPER HOLMES, INC.

Under Section 807
of the
Business Corporation Law

The undersigned, being the President and the Secretary of Hooper Holmes, Inc., a New York corporation, pursuant to Section 807 of the Business Corporation Law of the State of New York do hereby amend, restate, certify and set forth:

1. The name of the corporation is HOOPER HOLMES, INC. (the "corporation"). The name under which the corporation was formed is THE HOOPER HOLMES INFORMATION BUREAU.

2. The certificate of incorporation of the corporation was filed by the Department of State on March 7, 1906.

3. The certificate of incorporation, as heretofore amended, is hereby further amended to reflect the following amendments authorized by the Business Corporation Law, to wit:

a.	To declassify the Board of Directors, adjust director’s terms of office and modify provisions on election, removal and appointment of directors.

b.	To broaden the corporation’s purpose.

c.	To change the requirements for evaluating and approving certain corporate transactions.

d.	To provide for limitations on the liability of directors and officers of the corporation.

4. The certificate of incorporation of the corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is: HOOPER HOLMES, INC.

SECOND: The purposes for which the corporation is formed are as follows: to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the City, County and State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 240,000,000 shares, all of which shall be designated common shares with a par value of $0.04 each.  Subject to the provisions of the by-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, each share of the capital stock of the corporation shall be entitled to one vote on all matters requiring a vote of the shareholders and shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors.

FIFTH: No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any securities convertible into or exchangeable for such shares, or any rights, warrants or options to subscribe for, purchase or receive such shares or convertible or exchangeable securities, which may at any time be issued, sold or offered for sale by the corporation.

SIXTH: The Secretary of State is hereby designated as agent of the corporation upon whom process against the corporation may be served.

SEVENTH: The address to which the Secretary of State shall mail a copy of any action or proceeding against the corporation accepted on behalf of the corporation is: c/o The Corporation Service Company, 80 State Street, Albany, NY 12207.

EIGHTH: The duration of the corporation is to be perpetual.

NINTH:

(a) The property, affairs and business of the corporation shall be managed under the direction of a Board of Directors. The number of directors comprising the entire Board of Directors shall be fixed from time to time in accordance with the provisions of the by-laws of the corporation.  Each director shall serve for a one-year term ending on the next annual meeting following the annual meeting at which such director was elected; provided that (i) the term of the members of the Board of Directors elected at the 2008 annual meeting shall terminate at the 2011 annual meeting, (ii) the term of the members of the Board of Directors elected at the 2009 annual meeting shall terminate at the 2012 annual meeting and (iii) the term of the members of the Board of Directors elected at the 2010 annual meeting shall terminate at the 2013 annual meeting. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(b) The Board of Directors may designate one or more committees, as provided for in the by-laws, which shall have all of the authority and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the corporation to the extent lawful under the Business Corporation Law.

(c) Any vacancy on the Board of Directors may be filled in the manner specified in the corporation’s by-laws.  Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

(d) Directors need not be shareholders of the corporation, citizens of the United States or residents of the State of New York. Each director shall be at least twenty-one years of age.

TENTH:  At a meeting of shareholders, following all requisite approvals under the Business Corporation Law, the affirmative vote of a majority of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

(a) to adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law or any successor provision thereto;

(b) to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation in accordance with Section 909 of the Business Corporation Law or any successor provision thereto;

(c) to adopt a plan for the exchange of shares in accordance with Section 913 of the Business Corporation Law or any successor provision thereto; and

(d) to authorize the dissolution of the corporation in accordance with Section 1001 of the Business Corporation Law or any successor provision thereto.

ELEVENTH:  Pursuant to Section 402(b) of the Business Corporation Law, the personal liability of a director of the corporation to the corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as the same exists on the date hereof or as it may hereafter be amended.  Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

This Restated Certificate of Incorporation was authorized by a vote of the holders of eighty-three percent of all outstanding shares of the corporation entitled to vote thereon, at a meeting of the shareholders duly called, noticed and held on the 24th day of May, 2010, pursuant to authorization by a vote of the directors at a meeting of the Board of Directors duly called and held on the 8th day of December, 2009.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 28th day of May, 2010, which Amended and Restated Certificate of Incorporations shall be effective on June 1, 2010.

HOOPER HOLMES, INC.

By:/s/Roy H. Bubbs
Name: Roy H. Bubbs
Title: President and Chief Executive Officer

By:/s/ Mark Rosenblum
Name: Mark Rosenblum
Title: Senior Vice President, General Counsel & Corp. Secretary